Exhibit 21.1

Subsidiaries of the Registrant

NightHawk Radiology Services, LLC (Idaho)

DayHawk Radiology Services, LLC (Delaware)

American Teleradiology Nighthawks, Inc. (Delaware)

Teleradiology Diagnostic Service, Inc. (California)

The Radlinx Group, Ltd. (Texas)

Midwest Physician Services, LLC (Minnesota)

Emergency Radiology Services, LLC (Minnesota)